UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Quarters ended March 30, 1996 and April 1, 1995
(In thousands of dollars)



                                                      March 30,    April 1,
Increase (decrease) to cash                             1996         1995
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                      $   9,468    $  13,196
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                         4,009        3,726
  Deferred compensation                                   150          473
  Changes in assets and liabilities, net                  663      (12,979)
    Net cash provided by operations                    14,290        4,416

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions                                        (10,025)      (8,633)
  Capital expenditures                                 (2,967)      (5,733)
  Other investing activities                             (635)         457
    Net cash used by investing activities             (13,627)     (13,909)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                   10,000           -
  Change in notes payable                              (2,510)      19,851
  Net treasury stock activity                              35       (3,607)
  Dividends paid                                       (6,483)      (5,814)
    Net cash provided by financing activities           1,042       10,430

CASH
  Effect of exchange rates on cash                        (24)          34
  Change in cash                                        1,681          971
  Cash at beginning of period                             918        1,832
  Cash at end of period                             $   2,599    $   2,803














See accompanying notes to consolidated financial statements.
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